Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of NXT-ID, Inc. on Form S-1 of our report dated April 2, 2018, with respect to our audits of the consolidated financial statements of NXT-ID, Inc. as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 appearing in the Annual Report on Form 10-K of NXT-ID, Inc. for the year ended December 31, 2017. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

July 10, 2018